KPMG LLP

Aon Center
Suite 5500
200 E. Randolph Street
Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 24, 2025, with respect to the financial statements and financial highlights of JNL/WCM China Quality Growth Fund and JNL Multi-Manager Emerging Markets Equity Fund, each a fund within the JNL Series Trust, as of December 31, 2024, incorporated herein by reference, and to the reference to our firm under the heading “Financial Highlights” in the Joint Proxy Statement/Prospectus filed on Form N-14.

/s/ KPMG

Chicago, Illinois
December 18, 2025